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                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-24557

PROSPECTUS SUPPLEMENT
DATED AUGUST 24, 1998

(To Prospectus dated June 29, 1998)


                                  ADAPTEC, INC.


                                U.S. $230,000,000
           4 3/4% Convertible Subordinated Notes due February 1, 2004
                                       and
             Shares of Common Stock Issuable Upon Conversion Thereof
                             -----------------------



     This Prospectus Supplement together, with the Prospectus and Prospectus Supplements listed above, is to be used by certain holders of the above-referenced securities or by their transferees, pledgees, donees or their successors in connection with the offer and sale of the above referenced securities.


                                       -1-

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                             SELLING SECURITYHOLDERS

     The table captioned "Selling Securityholders" commencing on page 24 of the Prospectus is hereby amended to reflect the following additions and changes.


                                                                PRINCIPAL AMOUNT OF NOTES    COMMON STOCK BENEFICIALLY
                                                                   BENEFICIALLY OWNED            OWNED AND OFFERED
                SELLING SECURITYHOLDER                             AND OFFERED HEREBY               HEREBY(1)(2)
----------------------------------------------------------------
Associated Electric and Gas Insurance...........................          180,000                       3,484
Alexandra Global Investment Fund 1 Ltd..........................        1,000,000                      19,357
Credit Suisse First Boston Corporation..........................        1,000,000                      19,357
MainStay Strategic Income Fund .................................        1,000,000                      19,357
Brown & Willimason Tobacco Corp Master Retirement Trust.........          500,000                       9,679
AFTRA Health Fund...............................................        1,500,000                      29,036
MainStay VP Converible Portfolio................................        1,000,000                      19,357
SG Cowen Securities Corporation ................................          300,000                       5,807
Robertson Stephens & Co. (3) ...................................          283,000                       5,478
Valic AGSPC Growth & Income Fund................................          500,000                       9,679
TMK/ United Funds, Inc. Growth Portfolio........................        2,500,000                      48,393

(1)  Includes shares of Common Stock issuable upon conversion of the Notes.
(2) Assumes a conversion price of $51.66 per share, and a cash payment in lieu of any fractional share interest; such conversion price is subject to adjustment as described under "Description of Notes -- Conversion." Accordingly the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Under the terms of Indenture, fractional shares will not be issued upon conversion of the Notes; cash will be paid in lieu of fractional shares, if any.
(3) Roberston Stephens & Co. acted as initial purchaser in connection with the intial sale of the convertible notes.



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